Exhibit 99.1

Sterling Bancorp’s Board of Directors Announces the Appointment of Peggy Daitch

Southfield, Michigan, December 19, 2019 – Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling”), the holding company of Sterling Bank and Trust, F.S.B., (the “Bank”) today announced the appointment of Peggy Daitch to the Board of Directors effective December 17, 2019. Ms. Daitch replaces Mr. Tom Minielly who has resigned from the Board for personal reasons. With the appointment of Ms. Daitch, Sterling’s Board remains comprised of nine directors of which five are independent.

Tom Lopp, Chairman, Chief Executive Officer, and President of Sterling, commented, “On behalf of our Board, we thanks Mr. Minielly for his contributions and commitment to sound corporate governance principles. We thank him and wish him all the best.”

“We are delighted to welcome Ms. Daitch to our Board as an independent director,” Lopp continued. “She brings a wealth of knowledge and experiences in marketing that will complement the backgrounds of our other directors and provide a valuable resource for our Bank. We look forward to drawing upon her broad expertise for the benefit of our business strategy as well as our shareholders.”

Peggy Daitch brings over 40 years of experience as a highly respected and recognized advertising and marketing executive, innovative thinker and community leader. She spent the majority of her career with Conde Nast where she was the leader of Detroit's Conde Nast office representing, at its peak, 29 of America’s most celebrated magazine titles and online sites including Vogue, Vanity Fair, The New Yorker, Golf Digest, Architectural Digest, Wired, Bon Appetit, epicurious.com; concierge.com; and wired.com. She has also represented titles from Hearst Corporation, National Geographic and other leading media companies. After retiring from advertising, Ms. Daitch pivoted to her current role at Strategic Philanthropy, Ltd. stewarding the growth of the 20-year old philanthropic advisory firm in Michigan.

Ms. Daitch’s honors include election as the first woman to be president of The Adcraft Club of Detroit, receiving The Advertising Woman of the Year Award and induction into the Adcraft Hall of Fame. She serves on the Board of Governors of Cranbrook Academy of Art and Museum, is a past president of Hebrew Free Loan of Metropolitan Detroit and has held board positions with the Jewish Federation of Metropolitan Detroit, Franklin Hills Country Club, the Detroit Institute of Arts Founders, Junior Council, the Michigan Arts Foundation, Jewish Ensemble Theater and others. Ms. Daitch is a graduate of the University of Michigan.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $3 billion and $10 billion in 2018 by S&P Global Market Intelligence for the second year in a row (in 2017 the asset range was $1 billion to $10 billion). For additional information, please visit the Company’s website at http://www.sterlingbank.com.

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